Exhibit 10.1

4 January 2024

Mr. Christopher K. DeSalvo

9 Laurel Spring Road

Okatie, South Carolina 29909

Dear Chris:

On behalf of Vislink Technologies, Inc. (“the Company” or “Vislink”), I am pleased to extend to you an offer of employment for the CFO/Operations Vice President position (the “Employment Offer”). Your knowledge, skills, and background are an excellent match for this position. I look forward to your contribution as we work together to grow our organization.

For the purpose of this letter, your first day of full-time employment at Vislink will be January 4, 2024, which will be considered your “Employment Start Date”. In the following pages, you will find details regarding your compensation and corporate benefits. Please review the letter and feel free to contact me if you have any questions.

Position and Compensation Summary

Title	Chief Financial Officer and Operations Executive

Reports to	Mickey Miller, CEO

Annualized Salary	$275,000

Discretionary Target Bonus	50% of base salary at target; up to 100% if maximum performance goals at a predefined percentage above target are achieved (see “Discretionary Bonus” below). Bonuses shall be subject to the VISL Clawback Policy in accordance with its terms.

RSU Grant	Non-plan inducement grant of 2.5% of fully diluted shares: 50% time-based (3-year vesting schedule with 1/3 vesting on the 1st, 2nd and 3rd issuance anniversary dates) and 50% performance-based (targets will be set by the Board or Compensation Committee in its sole discretion by March 31, 2024), and which shall be subject to the VISL Clawback Policy in accordance with its terms.

Start Date	4 January 2024

Home Office	[●], with required travel to Vislink locations, including but not limited to: Mount Olive, New Jersey; San Diego, California; Colchester, Essex UK; and Alkmaar, NL.

2 January 2024

DeSalvo

Corporate Benefits Summary

Benefits Eligibility	Eligible for participation on the first of the month after completion of thirty (30) days of employment.

401k	Principal Financial.

Healthcare	United Healthcare, 75% employer paid.

Dental	Guardian, 50% employer paid.

Vision	100% employer paid.

FSA/HSA	Account allocated to pay for many out-of-pocket medical expenses with tax-free dollars.

Life Insurance	2x salary employer paid.

Long Term Disability	100% employer paid.

Paid Time Off	8 paid Company holidays PTO - 20 days coordinated with CEO.

Additional Information

DISCRETIONARY BONUS

The Company will pay you an annual bonus (“Annual Bonus”) in accordance with the terms hereof and the terms of any annual cash bonus incentive plan maintained for the Company’s key executive officers, as amended from time to time (the “Cash Bonus Plan”) during the Term of Employment. You will not be eligible to receive an Annual Bonus for a Fiscal Year unless you remain in continuous employment with the Company through the date on which such Annual Bonus is paid. It is expected that during the first quarter of each Fiscal Year, the Compensation Committee, in consultation with the CEO, shall establish threshold and target performance goals for such Fiscal Year in accordance with the terms of the Cash Bonus Plan. If the target performance goals for a Fiscal Year are attained, the Annual Bonus for such Fiscal Year shall be not less than 50% of the Executive’s Base Salary, it being understood that the parties may agree to such other metrics if the maximum performance goals for a Fiscal Year are attained, which in no event shall exceed 100% of your Base Salary. At the conclusion of the Fiscal Year, the Compensation Committee will review your performance relative to the performance goals, and if the Compensation Committee determines in its discretion that you have earned an Annual Bonus for a Fiscal Year, the Company will pay the Annual Bonus to you on or before the next regularly scheduled payroll payment date following the release and related 10-K filing with the SEC of the Company’s annual earnings report for such Fiscal Year and filing of the Company’s Annual Report on Form 10-K with the SEC, but in no event later than the end of the third calendar month following the end of such Fiscal Year.

2 January 2024

DeSalvo

CONFIDENTIAL INFORMATION AND NON-SOLICITATION AGREEMENT

All employees are required to abide by Vislink’s rules and policies, which include the Employee Confidential Information and Non-Solicitation Agreements. These agreements prohibit the unauthorized use or disclosure of Vislink’s proprietary and confidential information and the unauthorized disclosure or use of any third party’s proprietary and confidential information. In addition, as a condition of employment, you agree that you will not assist any person or organization in competing with Vislink, in preparing to compete with the Company, or in hiring any employees of Vislink.

Throughout the duration of your employment, you agree to disclose to Vislink any continuing outside working relationships with other customers or entities with whom you are working or will work (whether or not for compensation), as well as any potential conflicts of interest, sources of income or other business endeavors.

At-Will Employment

Your employment with Vislink will be “at will.” This means that either you or the Company may terminate your employment relationship at any time, with or without notice and with or without cause. By accepting this position, you confirm you understand and agree that this at-will relationship cannot be changed or retracted, either orally or in writing, or by any policy or conduct unless you receive a document expressly stating that your employment is no longer at-will.

Your employment relationship and any agreement pursuant to this offer letter shall to the fullest extent permitted by law be interpreted, construed, governed and enforced according to the laws of the State of New Jersey without regard to the application of choice of law rules.

Looking forward to working together!

Sincerely,

Kimberly Iadevaia

Human Resources

KI/lw

Attachment

OFFER LETTER ACCEPTANCE

I have read and accept the Employment Offer.

I CERTIFY that all information submitted by me to Vislink is true and complete. I understand that if any false information, omissions, or misrepresentations are discovered, my submission may be rejected, and if I am employed, my employment may be terminated at any time.

In consideration of my employment, I agree to comply with all Vislink’s rules, policies and regulations. I agree that my employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at either my or the Company’s option.

I also understand and agree that the terms and conditions of my employment may be changed, with or without cause, and with or without notice at any time by the Company. I understand that no company representative, other than its Officers, and then only in writing and signed by an Officer, has any authority to enter into any agreement for employment for any specific period of time, or to make any agreement contrary to the foregoing.

I hereby give the Company my permission to contact former employers and references provided and to conduct a background check as usual company policy.

/s/ Christopher K. DeSalvo
Name:	Christopher K. DeSalvo

Date: